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                                                                      Exhibit 12


                          HONEYWELL INTERNATIONAL INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      Nine Months Ended September 30, 2002
                              (Dollars in millions)

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
Determination of Earnings:
Income before taxes.....................................................  $1,402
Add (Deduct):
    Amortization of capitalized interest................................      18
    Fixed charges.......................................................     341
    Equity income, net of distributions.................................     (17)
                                                                          ------
        Total earnings, as defined......................................  $1,744
                                                                          ======

Fixed Charges:
Rents(a)................................................................  $   80
Interest and other financial charges....................................     261
                                                                          ------
                                                                             341
Capitalized interest....................................................      16
                                                                          ------
        Total fixed charges.............................................  $  357
                                                                          ======
Ratio of earnings to fixed charges......................................    4.89
                                                                          ======
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(a) Denotes the equivalent of an appropriate portion of rentals representative of the interest factor on all rentals other than for capitalized leases.